Exhibit 99.1

WAUWATOSA SAVINGS BANK
11200 W. PLANK CT.
WAUWATOSA WI  53226

******

For Immediate Release-3/17/08

******
Wauwatosa Savings Bank Announces New Name

It was recently announced that Wauwatosa Savings Bank, a bank that has been a pillar in the greater Milwaukee community for over 85 years, is planning to change its name by mid-2008. The bank has experienced quite a bit of growth over the last couple years, both in new branch offices and in additional product lines. Doug Gordon, President and CEO of Wauwatosa Savings stated, “A name change is necessary to better reflect what we are now, and what we plan to be in the future.”

Wauwatosa Savings is no longer a typical savings and loan institution, and the bank’s markets now reach beyond Wauwatosa. “As we continue to expand geographically to other communities, “Wauwatosa” does not clearly define our intentions to be the premier community bank in all the communities we serve,” commented Gordon.

During the month of February, Wauwatosa Savings invited its customers and communities to take part in history and help choose the bank’s new name by visiting any of their eight convenient locations to complete an opinion ballot. Over 1,700 opinions were voiced by customers, non-customers and bank employees.

The results are in! Wauwatosa Savings Bank will soon become known as WaterStone Bank SSB. You’ll begin to see the new name and logo in the community when the name is officially changed to WaterStone Bank SSB in May 2008. “Thank you to our customers and employees for selecting our new name,” remarked Gordon. “WaterStone Bank will continue the mission of Wauwatosa Savings as we strive to be the premier community bank.”

Please visit www.WSBonline.com or contact customer service at (414) 761-1000 for more details regarding the new name rollout. Established in 1921, Wauwatosa Savings Bank is a financial institution with offices in Wauwatosa, Franklin/Hales Corners, Germantown/Menomonee Falls, Oak Creek, Oconomowoc, Pewaukee, Waukesha, and West Allis.

For more information, please contact
Anne Kahl, Public Relations and Events Coordinator
Wauwatosa Savings Bank (414) 918-0656
annekahl@wsbonline.com